UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Information Required in Proxy Statement

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Westmoreland Coal Company

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WESTMORELAND COAL COMPANY
14th Floor
2 North Cascade Avenue
Colorado Springs, Colorado 80903

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

        The Annual Meeting of Stockholders of Westmoreland Coal Company will be held at The Antlers Hilton Colorado Springs Hotel, 4 South Cascade Avenue, Colorado Springs, Colorado, on Thursday, May 18, 2006 at 10:00 a.m. Mountain Daylight Time, for the following purposes:

1.	The election by the holders of Common Stock of seven directors to the Board of Directors to serve for a one-year term; and

2.

The election by the holders of Depositary Shares of the Company (each representing one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock) of two additional directors to the Board of Directors to serve for a one-year term; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on April 3, 2006 will be entitled to notice of and to vote at the meeting. The proxy statement which follows contains more detailed information as to the actions proposed to be taken.

         PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.

/s/ Roger D. Wiegley

Roger D. Wiegley
General Counsel and Secretary

April 17, 2006	www.westmoreland.com

WESTMORELAND COAL COMPANY
14th Floor
2 North Cascade Avenue
Colorado Springs, Colorado 80903

April 17, 2006

PROXY STATEMENT

General Information

        The enclosed proxy is solicited on behalf of the Board of Directors of Westmoreland Coal Company, a Delaware corporation (“Westmoreland” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 18, 2006. The proxy may be revoked by a stockholder at any time before its exercise by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting. The expense of this solicitation will be paid by the Company. This proxy statement and the enclosed proxy were first sent to stockholders of the Company on or about April 17, 2006. In addition to solicitations by mail, the Company’s directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and personal interview, but will receive no additional compensation for doing so. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse those brokerage houses and other persons for their reasonable expenses for such services.

        Stockholders of record at the close of business on April 3, 2006 (“record date”) will be entitled to vote at the meeting. On the record date, the Company had outstanding 8,461,524 shares of Common Stock with a par value of $2.50 and 820,333 Depositary Shares (each of which represents one quarter of a share of Series A Convertible Exchangeable Preferred Stock with a par value of $1.00).

        The Common Stock and the Depositary Shares constitute all of the Company’s voting securities. Each outstanding share of Common Stock and each outstanding Depositary Share will entitle the holder to one vote for each nominee as director; provided, however, that of the nine nominees for the Board of Directors of the Company, seven of such nominees (the “Common Stockholder Nominees”) will be elected solely by the holders of Common Stock and two of such nominees (the “Depositary Stockholder Nominees”) will be elected solely by the holders of Depositary Shares. ACCORDINGLY, ONLY HOLDERS OF COMMON STOCK WILL BE ENTITLED TO VOTE FOR THE COMMON STOCKHOLDER NOMINEES AND ONLY HOLDERS OF DEPOSITARY SHARES WILL BE ENTITLED TO VOTE FOR THE DEPOSITARY STOCKHOLDER NOMINEES.

        Separate proxy cards are being sent to holders of Common Stock and to holders of Depositary Shares. If you hold only shares of Common Stock, you will be sent only the proxy card for holders of Common Stock. If you hold only Depositary Shares, you will be sent only the proxy card for holders of Depositary Shares. If you own both Common Stock and Depositary Shares, you will be sent both proxy cards and you should complete both proxy cards if you wish to vote your respective interests in both the Common Stock and Depositary Shares.

        A stockholder may, with respect to the election of directors for which such stockholder is entitled to vote: (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee(s) with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy card. Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the stockholders’ specifications marked thereon. In the absence of a specific direction from the stockholder, the proxies will be voted for the election of all named director nominees.

        A quorum is necessary to hold a valid meeting of stockholders. If stockholders entitled to cast at least a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy, a quorum will exist for purposes of electing the nominees for the Board of Directors. Shares owned by the Company are not voted at the Annual Meeting and are not counted in determining whether a quorum is present. Shares that abstain from voting on any matter (“abstentions”) and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will be counted as shares present for determining whether a quorum is present. In order to assure the presence of a quorum at the Annual Meeting, please vote your shares by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope, even if you plan to attend the Annual Meeting in person.

        The Company’s bylaws provide that directors shall be elected by the affirmative votes of a plurality of the votes of the shares present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote on the election of directors. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors. The Company’s bylaws provide that, for all matters other than the election of directors, the affirmative vote of the majority of shares present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote on the subject matter shall be the act of the stockholders. As a result, an abstention on any such other matter that may come before the meeting will have the same effect as a vote against it, while broker non-votes will have no effect since under Delaware law they are not considered shares entitled to vote on that matter.

COMMON STOCKHOLDER NOMINEES FOR ELECTION AS DIRECTORS

        The seven persons named below are now directors of the Company, and have been recommended by the Nominating Committee and designated by the Board of Directors as the Common Stockholder Nominees for election to the Board of Directors for a one-year term. Each of the nominees, except Mr. Richard Klingaman, has been a director of the Company for more than three years. Mr. Klingaman became a director of the Company on February 24, 2006 to fill the vacancy created by the resignation of Mr. Pemberton Hutchinson, who resigned in early January.  Mr. Klingaman was identified as a candidate by Messrs. Killen, a director of the Company, and Seglem, the Chairman, CEO and President of the Company. Mr. Klingaman has significant knowledge of the Company’s business, having served from 1980 to 1992 as a director of Westmoreland Resources, Inc., which is now 80%-owned by the Company.  Mr. Klingaman was a Senior Vice President of Penn Virginia Corporation, a natural resources company that owned 39.6% of the Company’s common stock as of December 31, 1991. Mr. Klingaman retired in 1992.  In evaluating Mr. Klingaman, the Nominating Committee followed the process described in “Director Candidates” on page 8, including meetings with Mr. Klingaman and consideration of the criteria described therein. As a result of that process, the Nominating Committee recommended to the Board that Mr. Klingaman be appointed as a director of the Company.

        The persons named in the proxy card intend to vote for the election of these Common Stockholder Nominees. Each Common Stockholder Nominee has consented to being named and to serve if elected. If any Common Stockholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been recommended by the Nominating Committee. The Company has no reason to believe that any Common Stockholder Nominee will decline or be unable to serve. In addition, two Depositary Stockholder Nominees have been recommended by the Nominating Committee and designated by the Board of Directors as the Depositary Stockholder Nominees for election to the Board of Directors for a one-year term. The Depositary Stockholder Nominees will be submitted to a vote of the holders of the Depositary Shares. See “Depositary Stockholder Nominees for Election as Directors” below. The holders of the Company’s Depositary Shares are not entitled to vote for the election of Common Stockholder Nominees.

THE BOARD OF DIRECTORS URGES HOLDERS OF COMMON STOCK TO VOTE
“FOR” THE COMMON STOCKHOLDER NOMINEES

Name	Business Experience During Past Five Years and Other Directorships	Age	Director Since	Current Committees(1)

Thomas J. Coffey	Partner, B2BCFO/CIO, LLP, a professional services organization (since December 2005); Vice President-Finance, Global Infrastructure Services (from July 1999 until May 2005) and Vice President-Operations Analysis (from April 1998 until July 1999) of Unisys Corporation, a technology services company; Senior Vice President, Chief Financial Officer and Treasurer of Intelligent Electronics, Inc., a technology distribution company (from 1995 until September 1997); and Partner of KPMG (from 1985 until 1995).	53	2000	Audit (Chairman); Corporate Governance; Finance

Robert E. Killen	Chairman of the Board and Chief Executive Officer of The Killen Group, Inc., an investment advisory firm (since April 1996); Chairman of the Board of Berwyn Financial Services, an institutional and retail brokerage company (since October 1991).	65	1996	Compensation and Benefits (Chairman); Nominating (Chairman); Executive

Richard M. Klingaman	Consultant, Natural Resources and Energy (since May 1992); Retired Senior Vice President, Penn Virginia Corporation, a natural resources company specializing in coal, oil, natural gas, timber, lime and limestone (from 1977-1992); Director of Westmoreland Resources, Inc. (from 1980-1993).	70	2006	None

Thomas W. Ostrander	Managing Director, Citigroup Global Markets Inc., an investment banking firm (and predecessor firms) (since 1989).	55	1995	Corporate Governance (Chairman); Audit; Finance

Name	Business Experience During Past Five Years and Other Directorships	Age	Director Since	Current Committees(1)

Christopher K. Seglem	Chairman of the Board of Directors (since June 1996) and Chief Executive Officer of the Company (since June 1993); President of the Company (since June 1992); Chief Operating Officer of the Company (from June 1992 until June 1993); and Executive Vice President of the Company (from December 1990 until June 1992).	59	1992	Executive (Chairman)

James W. Sight	Director of Programmers Paradise, Inc., a software marketing company (from April 2001 through January 2005) and private investor; Director of Mining Services International Corp., an explosives company (from April 2000 through 2001); Director of United Recycling Industries (from 1995 until 2000); Director of U.S. Home Corp. (from 1993 until 2000).	50	1995	Finance (Chairman); Executive; Nominating

Donald A. Tortorice	St. George Tucker Adjunct Professor of Law at the College of William & Mary School of Law (since Jan. 1999); Affiliate Professor of Law and Medicine at the Medical College of Virginia (from Sept. 2002 until May 2003); Partner in the law firm of Duane, Morris & Heckscher (from 1979 until 1998) and Managing Partner of the Harrisburg, Pennsylvania office of that law firm (from 1979 until 1998); Director of Gear CGI, Ltd. (from 1998 until 1999); Director of Eastern Holding Co. Ltd. (from 1985 until 1999); Director of Eastern Alliance Insurance Co., Ltd. (from 1985 until 1999); Director of Educators Alliance Insurance Co. (from 1997 until 1999).	63	2003	Audit; Compensation and Benefits; Corporate Governance

(1)    See “Information About the Board and Committees” below.

DEPOSITARY STOCKHOLDER NOMINEES FOR ELECTION AS DIRECTORS

        The holders of the Depositary Shares will be entitled to elect two directors at the Annual Meeting. Each Depositary Share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock, the terms of which entitle the holders thereof to elect two directors if there are six or more accumulated but unpaid Preferred Stock dividends. There are six or more such unpaid dividends, and the Board of Directors accordingly has nominated two persons for election as directors by the holders of Depositary Shares.

        The persons named in the following table have been recommended by the Nominating Committee for election to the Board of Directors and designated by the Board of Directors as the Depositary Stockholder Nominees for election to the Board of Directors for a one-year term. These nominees were brought to the Company’s attention by holders of Depositary Shares and have served on the Board of Directors since October 2000 and have been elected since May 2001. The persons named in the proxy card intend to vote for the election of these Depositary Stockholder Nominees. Each Depositary Stockholder Nominee has consented to being named and to serve if elected. If any Depositary Stockholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been designated by the Board of Directors. The Company has no reason to believe that any Depositary Stockholder Nominee will decline or be unable to serve. The holders of the Company’s Common Stock are not entitled to vote for the election of Depositary Stockholder Nominees.

THE BOARD OF DIRECTORS URGES HOLDERS OF DEPOSITARY SHARES TO VOTE
“FOR” THE DEPOSITARY STOCKHOLDER NOMINEES.

Name	Business Experience During Past Five Years and Other Directorships	Age	Director Since	Current Committees(1)

Michael Armstrong	Private Investor (since 1995); Stockbroker, Southwest Securities, a stock brokerage company (from 1983 until 1995).	55	2000	Compensation and Benefits; Corporate Governance; Executive; Nominating
William M. Stern	Executive Vice President and Director, Stern Brothers & Company, a broker-dealer (since 1999); Vice President, Mercantile Bank Capital Markets Group, a banking company (1998-1999); Senior Vice President, Mark Twain Capital Markets Group, a banking company (1983-1998).	60	2000	Audit; Compensation and Benefits; Finance

(1)    See “Information About the Board and Committees” below.

Information About the Board and Committees

        The Board of Directors held six meetings during 2005. Eight of the Company’s directors attended in person, or by telephone, all of the meetings of the Board of Directors and all of the meetings held by all committees on which they served during 2005; the ninth director, Mr. Pemberton Hutchinson, attended more than 75% of the total number of the meetings of the Board and each committee of the Board on which he served. Mr. Hutchinson was unable to attend the December meeting of the Board of Directors and subsequently resigned from the Board on January 6, 2006 for health reasons. Resolutions adopted by the Board provide that directors are expected to attend the annual meeting of stockholders. Eight out of nine directors attended the Company’s 2005 annual meeting of stockholders. Mr. Ostrander was unable to attend because of an unavoidable schedule conflict.

        The Audit Committee of the Board of Directors, comprised of Messrs. Coffey (Chairman), Ostrander, Stern and Tortorice met five times during 2005. This Committee, which reports to the Board of Directors, retains the independent registered public accounting firm, monitors the independence and directs the performance of the registered public accounting firm, and monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance. It also reviews with the Company’s registered public accounting firm the audit plan for the Company, the internal accounting controls, the financial statements and the registered public accounting firm’s letter to management. The Board of Directors has determined that Thomas J. Coffey is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Board has also determined that each member of the Audit Committee, including Mr. Coffey, is “independent” under the American Stock Exchange’s listing standards, Section 10A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Rule 10A-3 thereunder. A copy of the Audit Committee Charter can be found on the Company’s web site at www.westmoreland.com.

        The Compensation and Benefits Committee of the Board of Directors, comprised of Messrs. Killen (Chairman), Armstrong, Stern and Tortorice, met four times during 2005. This Committee is responsible for assuring that the Board of Directors, various committee chairpersons and committee members, the chief executive officer, other officers, and key management of the Company are compensated appropriately and in a manner consistent with the approved compensation strategy of the Company, internal equity considerations, competitive practice and any relevant laws or regulations. A copy of the Compensation and Benefits Committee Charter may be found on the Company’s web site at www.westmoreland.com.

        The Corporate Governance Committee, comprised of Messrs. Ostrander (Chairman), Armstrong, Coffey and Tortorice, met twice during 2005. This Committee is authorized to provide oversight on matters related to corporate governance and structure and to make recommendations to the Board of Directors. This Committee also provides for the evaluation of Board, Committee and individual director performance. A copy of the Corporate Governance Committee Charter may be found on the Company’s web site at www.westmoreland.com.

        The Executive Committee of the Board of Directors, comprised of Messrs. Seglem (Chairman), Armstrong, Hutchinson, Killen and Sight, did not meet during 2005. To the extent permitted by law, this Committee is authorized to exercise the power of the Board of Directors with respect to the management of the business and affairs of the Company.

        The Finance Committee of the Board of Directors, comprised of Messrs. Sight (Chairman), Coffey, Ostrander and Stern, did not meet during 2005. This Committee is authorized to provide oversight on matters related to the Company’s liquidity and capital needs and to make recommendations to the Board of Directors.

        The Nominating Committee of the Board of Directors, comprised of Messrs. Killen (Chairman), Armstrong and Sight met once during 2005, on February 13, 14, 2006, and March 26, 27 and 28, 2006 to review the qualifications of potential candidates to serve as Common Stockholder Nominees and Depositary Stockholder Nominees for election to the Board of Directors and to recommend a slate of candidates for consideration by the Board of Directors. Each member of the Nominating Committee is “independent” under the American Stock Exchange’s listing standards. This Committee, which reports to the Board of Directors, identifies and recommends individuals qualified to be nominated as members of the Board of Directors. A copy of the Nominating Committee Charter can be found on the Company’s web site at www.westmoreland.com.

        There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

Director Candidates

        The process followed by the Nominating Committee to identify and evaluate director candidates when a vacancy exists or is anticipated includes invitations to Board members for recommendations, the collection of information about individuals recommended, meetings to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee and the Board.

        In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating Committee takes into consideration a number of criteria which include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, maturity, experience, diligence, potential conflicts of interest, willingness to serve as a Director and regularly attend and participate in Board meetings and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of skills, experience and knowledge that will assure that the Board can fulfill its responsibilities.

        Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year as of the date such recommendation is made, to Nominating Committee, c/o Corporate Secretary, Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, CO 80903. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Company’s proxy statement for the next annual meeting.

        Stockholders also have the right under the Company’s bylaws to nominate director candidates directly, without any action or recommendation on the part of the Nominating Committee or the Board, by following the procedures set forth in Section 2.6, “Advance Notice of Nominees,” in the Company’s bylaws. Among other things, a stockholder wishing to nominate a candidate for election as a director must give notice to the Company within the time period specified in such section, and the notice must include the information about the stockholder and the proposed nominee required in the bylaws. Any stockholder wishing to nominate a candidate for election to the Board without any action or recommendation of the Nominating Committee or the Board must strictly comply with the procedures specified in Section 2.6 of the bylaws. Candidates nominated by stockholders in accordance with the procedures set forth in the bylaws will not be included in the Company’s proxy statement for the next annual meeting.

Communicating with the Board

        In 2005 the Board passed a resolution approving a process for communications with the Board. Stockholders wishing to communicate with the Company, including the Board, generally are asked to contact the Vice President-Corporate Relations, Diane S. Jones, at Westmoreland Coal Company, 2 North Cascade Ave., 14th Floor, Colorado Springs, Colorado 80903, diane.jones@westmoreland.com, (719) 448-5814, who is primarily responsible for receiving, managing, monitoring and responding to stockholder communications.

        Stockholders who wish to write directly to the Board on any topic should address communications to the Board of Directors in care of the Chairman, Westmoreland Coal Company Board of Directors, Westmoreland Coal Company, 2 North Cascade Ave., 14th Floor, Colorado Springs, Colorado 80903.

        The Chairman and Chief Executive Officer, with the assistance of Ms. Jones, will report on stockholder communications to the Board and provide copies or specific summaries to directors on matters deemed to be of appropriate importance.

        In general, communications relating to corporate governance are very likely to be forwarded.

Director Independence

        The Company’s Board of Directors has determined based on written and oral disclosure that each of the directors other than Mr. Seglem is “independent” within the rules of the American Stock Exchange. In determining that each of the Directors (other than Mr. Seglem) is independent, the Board considered that the Company and its subsidiaries have engaged in transactions in the ordinary course of business with subsidiaries of Citigroup.

        In May 2005, when the Board evaluated Mr. Ostrander’s independence, a portion of Westmoreland’s reclamation bonds were secured by the pledge of cash accounts held by Smith Barney, Inc., a division of Citigroup Global Markets Inc. Three other subsidiaries of Citigroup, The Travelers Insurance Company, Travelers Corporate Loan Fund Inc., and Citicorp Insurance and Investment Trust were among a group of lenders to Westmoreland Mining LLC. During 2005, Citigroup divested The Travelers Insurance Company and Travelers Corporate Loan Fund Inc. At present, a portion of Westmoreland’s reclamation bonds are secured by a pledge of investment accounts held by Smith Barney, Inc, and Citicorp Insurance and Investment Trust is still a lender to Westmoreland Mining LLC. Thomas Ostrander is a Managing Director of Citigroup Global Markets, Inc., a subsidiary of Citigroup.

        In determining that Mr. Ostrander is independent, notwithstanding these previous and current business relationships between the Company and Citigroup, the Board considered that Mr. Ostrander is not an executive officer or director of Citigroup; that Mr. Ostrander does not have any involvement with any of these services and exercises no authority or control over the Citigroup, Travelers, or Salomon Smith Barney representatives that provide oversight and management for these services; that Citigroup and its subsidiaries did not provide investment banking services to the Company in 2005; and that in each of the last three fiscal years, the amounts paid by the Company to subsidiaries of Citigroup account for significantly less than 1% of Citigroup’s consolidated gross revenues. The Board also determined that Mr. Ostrander does not have a material interest that would interfere with the exercise of independent judgment.

BENEFICIAL OWNERSHIP OF SECURITIES

        Except as set forth in the following table, no person or entity known to the Company, other than Robert E. Killen whose interest is described on page 13, beneficially owned more than 5% of the Company’s voting securities as of March 31, 2006:

Number of Shares and Nature of Beneficial Ownership(1)

Name and Address of Beneficial Owner	Common Stock	Percentage of Common Stock	Depositary Shares	Percentage of Depositary Shares

Alan A. Blase 2230 SW 70th Ave., #5 Davie, FL 33317	–	–	61,114(2)	7.5%

Jeffrey L. Gendell 55 Railroad Avenue, 3rd Fl Greenwich, CT 06830	1,550,943(3)	18.3%	4,300(4)	*

Lonestar Capital Management, LLC One Maritime Plaza Suite 2555 San Francisco, CA 94111	–	–	64,735(5)	7.9%

Stephen D. Rosenbaum 817 N. Calvert Street Baltimore, MD 21202	–	–	80,000(6)	9.8%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	559,900(7)	6.6%	–	–

(1)

Information in this table is as of March 31, 2006, unless otherwise indicated, and is based solely on information contained in Schedules 13D and 13G and Section 16 Forms filed by the beneficial owners with the Securities and Exchange Commission (“SEC”) or information furnished to the Company. Except as indicated below, the respective beneficial owners have reported that they have sole voting power and sole dispositive power with respect to the securities set forth opposite their names. For ease of analysis, the Common Stock information in the table and the related footnotes does not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of 1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder’s Depositary Shares may be converted. However, for so long as the Company is in arrears on six or more preferred stock dividends, holders of Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for the Annual Meeting. Percentages of less than 1% are indicated by an asterisk.

(2)

According to a Schedule 13G filed on February 16, 2003, a Schedule 13G filed on February 17, 2003, a Schedule 13G filed on February 16, 2003, a Schedule 13G filed on February 17, 2003 and a Schedule 13G filed on March 27, 2003, Mr. Alan Blase beneficially owns 61,114 Depositary Shares. Of the 61,114 Depositary Shares, Mr. Blase has sole voting power and sole dispositive power over 2,895 Depositary Shares and shared dispositive power over 58,219 Depositary Shares; and Mr. Frank Vicino, Sr. owns 23,085 Depositary Shares and has sole voting power over 23,085 Depositary Shares and shared dispositive power over 23,085 Depositary Shares; and Deborah Vicino Klamarus owns 3,890 Depositary Shares and has sole voting power over 3,890 Depositary Shares and shared dispositive power over 3,890 Depositary Shares; and Rosemary Vicino owns 1,539 Depositary Shares and has sole voting power over 1,539 Depositary Shares and shared dispositive power over 1,539 Depositary Shares; and Frank Vicino, Jr. owns 29,285 Depositary Shares and has sole voting power over 17,790 Depositary Shares, shared voting power over 11,495 Depositary Shares and shared dispositive power over 29,285 Depositary Shares; and Deborah Dee Vicino owns 11,915 Depositary Shares and has sole voting power over 420 Depositary Shares, shared voting power over 11,495 Depositary Shares and shared dispositive power over 11,915 Depositary Shares. The Depositary Shares are convertible into 104,383 shares of Common Stock, which would represent 1.2% of the total shares of Common Stock outstanding. See Note (1).

(3)

According to a Form 4 filed October 3, 2005 with the SEC, Mr. Gendell has direct ownership of 549,000 shares of Common Stock and the remaining 1,001,943 shares of Common Stock are held by limited partnerships and limited liability companies of which Mr. Gendell is either a managing member or general partner. See Note (1).

(4)

According to information supplied to the Company on January 12, 2006, Mr. Gendell personally owns 4,300 Depositary Shares. These Depositary Shares are convertible into 7,343 shares of Common Stock, which shares of Common Stock together with the 1,550,943 shares of Common Stock reported in the table would represent 18.4% of the total shares of Common Stock outstanding. See Notes (1) and (3).

(5)

Information is according to a Form 13F Holdings Report filed by Lonestar Capital Management, LLC for the quarter ended December 31, 2005. The Depositary Shares are convertible into 110,567 shares of Common Stock, which would represent 1.3% of the total shares of Common Stock outstanding. See Note (1).

(6)	The Depositary Shares are convertible into 136,640 shares of Common Stock, which would represent 1.6% of the total shares of Common Stock outstanding. See Note (1).

(7)

According to a Schedule 13G filed on February 14, 2006, Wellington Management Company, LLP (“Wellington”), in its capacity as investment adviser, may be deemed to beneficially own 559,900 shares of Common Stock which are held of record by clients of Wellington. Of the 559,900 shares of Common Stock, Wellington has shared voting power over 275,300 shares and shared dispositive power over all 559,900 shares.

        The following table sets forth information as of March 31, 2006 concerning stock ownership of individual directors and named executive officers, and all of the executive officers and directors of the Company as a group:

Number of Shares and Nature of Beneficial Ownership(1)

Name of Directors, Named Executive Officers and Persons as a Group	Common Stock	Percentage of Common Stock	Depositary Shares	Percentage of Depositary Shares

Michael Armstrong	53,984(2)	*	11,334(3)	1.4%
Thomas J. Coffey	41,853(4)	*	–	–
Robert W. Holzwarth	3,645(5)	*	–	–
Richard M. Klingaman	500	*	–	–
Robert E. Killen	505,468(6)	6.0%	750(7)	*
Todd A. Myers	37,371(8)	*	–	–
John V. O'Laughlin	35,262(9)	*	–	–
Thomas W. Ostrander	104,368(10)	1.2%	–	–
Christopher K. Seglem	394,521(11)	4.5%	1,187(12)	*
James W. Sight	369,603(13)	4.4%	–	–
William M. Stern	47,103(14)	*	7,850(15)	1%
Donald A. Tortorice	19,478(16)	*	–	–
Roger D. Wiegley	41(17)	*	–	–
Directors and Executive Officers of the Company as a Group (21 persons)	1,741,213(18)	19.4%	21,563(19)	2.6%

(1)

This information is based on information known to the Company or furnished to the Company by directors and executive officers. Except as indicated below, the Company is informed that the respective beneficial owners have sole voting power and sole dispositive power with respect to all of the shares set forth opposite their names. Percentages of less than 1% are indicated by an asterisk. For ease of analysis, the Common Stock information in the table and the related footnotes does not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of 1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder’s Depositary Shares may be converted. However, for so long as the Company is in arrears on six or more preferred stock dividends, holders of Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for the Annual Meeting. Also, shares which may be purchased under option plans are reflected in the table but are not entitled to vote unless exercised prior to the record date for the Annual Meeting. The Westmoreland Coal Company and Affiliated Companies Employees’ Savings/Retirement Plan (the “401(k) Plan”) provides investment alternatives which include a Common Stock Fund and a Depositary Share Fund. All amounts included herein held through the 401(k) Plan are as of March 31, 2006.

(2)

Includes 2,500 shares of Common Stock which may be purchased upon exercise of options under the 2000 Non-Employee Directors’ Stock Incentive Plan, as amended (the “2000 Directors’ Plan”) and 1,611 shares of Common Stock for which sale is restricted until after May 20, 2006. See Notes (1) and (3).

(3)

Includes 4,000 Depositary Shares held by two trusts of which Mr. Armstrong is trustee, 3,500 shares held by a trust for which Mr. Armstrong exercises voting and dispositive power on behalf of the trustee, and 3,834 shares held by Mr. Armstrong as a personal investment. The Depositary Shares are convertible into 19,358 shares of Common Stock, which, together with the 53,984 shares of Common Stock reported in the table, would represent 0.9% of the total shares of Common Stock outstanding. See Notes (1) and (2).

(4)

Includes 15,000 shares of Common Stock which may be purchased upon exercise of options under the 2000 Directors’ Plan and 1,611 shares of Common Stock for which sale is restricted until after May 20, 2006.

(5)	Includes 312 shares of Common Stock held by Prudential Retirement, as trustee of the 401(k) Plan, and 3,333 shares of Common Stock which may be purchased upon exercise of options under the 2002 Plan.

(6)

Includes 87,379 shares of Common Stock owned by Mr. Killen as a personal investment, 59,184 shares of Common Stock held jointly by Mr. Killen and his spouse, 61,500 shares of Common Stock held by a limited partnership of which Mr. Killen and his spouse are general partners, 50,000 shares of Common Stock held by a limited partnership of which Mr. Killen is the general partner and 239,905 shares of Common Stock owned by The Killen Group, Inc. (“The Killen Group”), of which Mr. Killen is the Chairman and Chief Executive Officer. Mr. Killen has dispositive power over all 239,905 shares but does not have voting power over those shares. Also includes 7,500 shares of Common Stock which may be purchased upon exercise of options under the 2000 Directors’ Plan and 1,611 shares of Common Stock for which sale is restricted until after May 20, 2006. See Notes (1) and (8).

(7)

Includes 750 Depositary Shares jointly held by Mr. Killen and his spouse. These Depositary Shares are convertible into 1,281 shares of Common Stock, which shares of Common Stock, together with the 505,468 shares of Common Stock reported in the table, would represent 5.7% of the total shares of Common Stock outstanding. See Notes (1) and (7).

(8)

Includes 1,735 shares of Common Stock held by Prudential Retirement, as trustee of the 401(k) Plan. Also includes 25,582 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan, the 2000 Plan, and the 2002 Plan.

(9)

Includes 1,796 shares of Common Stock held by Prudential Retirement, as trustee of the 401(k) Plan. Also includes 31,866 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan, the 2000 Plan, and the 2002 Plan.

(10)

Includes 87,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan, the 1996 Plan and the 2000 Directors’ Plan, and 1,611 shares of Common Stock for which sale is restricted until after May 20, 2006.

(11)

Includes 4,367 shares of Common Stock held by Prudential Retirement, as trustee of the 401(k) Plan, and 237,600 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan, the 1996 Directors’ Plan, the 2000 Plan, and the 2002 Plan.

(12)

Includes 87 Depositary Shares held by Prudential Retirement, as trustee of the 401(k) Plan. The Depositary Shares are convertible into 2,027 shares of Common Stock, which, together with the 394,521 shares of Common Stock reported in the table, would represent 4.5% of the total shares of Common Stock outstanding. See Notes (1) and (12).

(13)

Includes 2,500 shares of Common Stock which may be purchased upon exercise of options under the 2000 Directors’ Plan and 1,611 shares of Common Stock for which sale is restricted until after May 20, 2006.

(14)

Includes 20,000 shares of Common Stock which may be purchased upon exercise of options under the 2000 Directors’ Plan and 1,611 shares of Common Stock for which sale is restricted until after May 20, 2006.

(15)

Includes 2,800 Depositary Shares held in trust for which Mr. Stern is a trustee and beneficiary, 3,000 shares held by a trust for which Mr. Stern is sole trustee, and 2,050 shares held in trust for which Mr. Stern is sole trustee and beneficiary. The Depositary Shares are convertible into 13,407 shares of Common Stock, which, together with the 47,103 shares of Common Stock reported in the table, would represent 0.6% of the total shares of Common Stock outstanding. See Notes (1) and (15).

(16)

Includes 8,750 shares of Common Stock which may be purchased upon exercise of options under the 2000 Directors’ Plan and 1,611 shares of Common Stock for which sale is restricted until after May 20, 2006.

(17)	Includes 41 Common Stock held by Prudential Retirement, as trustee of the 401(k) Plan. See Note (1).

(18)	See Notes (2), (4) – (7), (9) – (12), (14) – (15) and (17).

(19)	See Notes (3), (8), (13) and (16).

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 17, 2006. The shares issuable pursuant to these options are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

EQUITY COMPENSATION PLAN INFORMATION

        The following table presents information regarding equity compensation plans as of December 31, 2005 and depicts the total number of securities to be issued upon the exercise of outstanding options and stock appreciation rights (SARs), the weighted average exercise price of the options and the number of securities available for future issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	629,770(1)(2)	$9.12(1)	212,568(1)(2)
Equity compensation plans not approved by security holders	132,500	$14.95	19,176
Total	762,270(1)(2)	$10.20(1)	231,744(1)(2)

(1)

Includes 44,321 shares of common stock issuable on settlement of stock appreciation rights (SARs) outstanding at December 31, 2005, which is the number of shares of common stock that the Company would have been required to issue, if it had been required to settle all outstanding SARs on December 31, 2005, and if it had elected to settle all outstanding SARs in shares of common stock. At December 31, 2005, 401,194 SARs were outstanding; those SARs had base prices between $18.035 and $24.275. The value of a SAR is equal to the appreciation in the market value of a share of the Company’s common stock between the date of grant and the date of exercise. The SARs were originally granted on a three-year vesting schedule. On December 30, 2005 the Company accelerated the vesting of all unvested SARs as described in “Long-Term Incentive Compensation” on pages 35-36. All SARs are currently exercisable. The Company utilizes SARs, and currently intends to settle those SARs in stock, because stock-settled SARs generally require fewer shares than do options to deliver similar incentive to an executive. The base prices of the SARs are not reflected in column (b) of this table but are described in this note.

(2)

The maximum number of shares of common stock the Company could be required to issue to settle the SARs outstanding at December 31, 2005, is 401,194. If the Company were required to issue this number of shares in settlement of its SARs, the number of securities to be issued upon the exercise of outstanding options, warrants and rights (column (a)) would be 986,644, which exceeds the number of securities available for future issuance under the Company’s existing equity compensation plans. The Company does not anticipate that it will be required to issue 401,194 shares to settle the SARs, in part because the terms of the SARs permit the Company to settle the SARs in cash as well as stock.

CERTAIN EXECUTIVE OFFICERS

        The following sets forth certain information with respect to the executive officers of the Company as of December 31, 2005. Information regarding the Company’s executive officers can also be found in its Annual Report on Form 10-K for the year ended December 31, 2005.

Name	Age	Position
Christopher K. Seglem(1)	59	Chairman of the Board, President and Chief Executive Officer

David J. Blair(2)	51	Chief Financial Officer

Roger D. Wiegley(3)	57	General Counsel and Secretary

Robert W. Holzwarth(4)	58	Senior Vice President, Power

Todd A. Myers(5)	42	Vice President, Sales and Marketing

John V. O'Laughlin(6)	54	Vice President, Coal Operations

Ronald H. Beck(7)	61	Vice President, Finance, Treasurer and Assistant Secretary

Thomas G. Durham(8)	57	Vice President, Planning and Engineering

Douglas P. Kathol(9)	53	Vice President, Development

Thomas M. Cirillo(10)	51	Vice President, Administration

Gregory S. Woods(11)	52	Vice President, Eastern Operations

Diane S. Jones(12)	47	Vice President, Corporate Relations

Bronwen J. Turner(13)	51	Vice President, Government and Community Relations

(1)	Mr. Seglem was elected President and Chief Operating Officer in June 1992, and a Director of the Company in December 1992. In June 1993, he was elected Chief Executive Officer, at which time he relinquished the position of Chief Operating Officer. In June 1996, he was elected Chairman of the Board. He is a member of the bar of Pennsylvania.

(2)	Mr. Blair joined Westmoreland in April 2005. He joined Westmoreland after seventeen years with Nalco Chemical Company where he was most recently acting Chief Financial Officer for Ondeo Nalco Company, a global specialty chemical company.

(3)	Mr. Wiegley joined Westmoreland in May 2005. Prior to joining Westmoreland he held legal positions with Credit Suisse Group from 1999 to 2005 and served as General Counsel for one of its affiliates. Mr. Wiegley served as outside counsel for Westmoreland from 1992 to 1996 while a partner with Sidley Austin Brown & Wood LLP and later with Pillsbury Winthrop LLP.

(4)	Mr. Holzwarth joined Westmoreland in November 2004. Prior to joining Westmoreland, he was Chief Executive Officer of United Energy, a publicly-traded utility in Australia. From 1993 to 2003 he was employed by Aquila, Inc. in various management positions, including from 1997 to 2000 as Vice President and General Manager of Power Services and Generation, in which capacity he managed power plants capable of generating over 2,000 MW of electricity, and from 2002 to 2003 as Chief Executive Officer of United Energy, Australia, an electric distribution utility serving 600,000 customers.

(5)	Mr. Myers re-joined Westmoreland in January 2000 as Vice President, Marketing and Business Development and in 2002 became Vice President, Sales and Marketing. He originally joined Westmoreland in 1989 as a Market Analyst and was promoted in 1991 to Manager of the Contract Administration Department. He left Westmoreland in 1994. Between 1994 and 2000, he was Senior Consultant and Manager of the environmental consulting group of a nationally recognized energy consulting firm, specializing in coal markets, independent power development, and environmental regulation.

(6)	Mr. O’Laughlin joined Westmoreland in February 2001 as Vice President, Mining, and was named President and General Manager of Dakota Westmoreland Corporation in March 2001. He later became President and General Manager of Western Energy Company and President of Texas Westmoreland Coal Company and was promoted to Vice President of Coal Operations for Westmoreland Coal Company in May 2005. Prior to joining Westmoreland Mr. O’Laughlin was with Morrison Knudsen Corporation’s mining group for twenty-eight years, most recently as Vice President of Mine Operations which included responsibility for the contract mining services at the Absaloka Mine.

(7)	Mr. Beck joined Westmoreland in July 2001 as Vice President, Finance and Treasurer. From September 2003 to April 2005, he also served as Acting Chief Financial Officer. He was appointed Assistant Secretary in April 2005. Prior to joining Westmoreland he was a financial officer at Columbus Energy Corp. from 1985 to 2000, lastly as Vice President and Chief Financial Officer.

(8)	Mr. Durham joined Westmoreland as Vice President, Coal Operations in April 2000 and was named Vice President, Planning and Engineering in May 2005. For the four years prior to joining Westmoreland, he was a Vice President of NorWest Mine Services, Inc. which provides worldwide mining consulting services on surface mining and other projects. Mr. Durham has over 30 years of surface mine management and operations experience. He became a registered professional engineer in 1976.

(9)	Mr. Kathol joined Westmoreland in August 2003. Prior to joining Westmoreland, Mr. Kathol was Vice President and Controller of NorWest Mine Services, Inc. which provides worldwide mining consulting services. Mr. Kathol has over 27 years experience evaluating and developing energy related projects.

(10)	Mr. Cirillo joined Westmoreland in June 2002 as Director, Planning and Administration. Prior to joining Westmoreland, Mr. Cirillo held various senior positions in defense contracting following a twenty year career as a U.S. Navy pilot. He was named Vice President, Administration in January 2003.

(11)	Mr. Woods joined Westmoreland in May 1973 and held various corporate accounting and management information systems positions while at Westmoreland’s Virginia and West Virginia coal mining operations. Mr. Woods has been with Westmoreland Energy, LLC since 1990 and has held the positions of Controller, Asset Manager, and Vice President, Finance and Asset Management. Mr. Woods was elected to his current positions as Vice President, Eastern Operations of Westmoreland Coal Company in June 2000, as Executive Vice President of Westmoreland Energy, LLC in February 1997, and as President of Westmoreland Technical Services, Inc. in April 2001.

(12)	Ms. Jones joined Westmoreland in March 1993 as Manager, Business Development of Westmoreland Energy, LLC and became Manager of Business Development and Corporate Relations for Westmoreland Coal Company in 1995. She was named Vice President Corporate Business Development and Corporate Relations in 2000 and then named Vice President Corporate Relations in August 2003. Prior to joining Westmoreland, Ms. Jones held engineering and business development positions in the utility industry. She became a registered professional engineer in 1985.

(13)	Ms. Turner joined Westmoreland in August 2003 as Director, Government and Community Relations and was named Vice President, Corporate Government and Community Relations in January 2006. Prior to joining Westmoreland she was a policy analyst for the Education Commission of the States and director of marketing and communications for Quark Inc. She has over 25 years experience in various positions in marketing, communications and public policy, including representing communities impacted by energy development.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Westmoreland Coal Company Board of Directors (the “Committee”) is composed of four directors and operates under a written charter first adopted by the Board of Directors on March 10, 2000 and amended most recently on February 26, 2004.

        Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to retain the registered public accounting firm, review and monitor the independence and performance of the Company’s registered public accounting firm, monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance and provide an avenue of communication among the registered public accounting firm, management and the Board of Directors.

        In this context, the Committee met with management and the registered public accounting firm to review and discuss the Company’s significant accounting policies, systems of internal controls, and the audited consolidated financial statements for the year ended December 31, 2005. The Committee also discussed with the registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s registered public accounting firm also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the registered public accounting firm the firm’s independence. The Audit Committee also considered whether the registered public accounting firm’s provision of non-audit related services to the Company is compatible with maintaining such auditor’s independence.

        Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Westmoreland Coal Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Thomas J. Coffey, Chairman
Thomas W. Ostrander
William M. Stern
Donald A. Tortorice

EXECUTIVE COMPENSATION

        The following table sets forth information for 2005, 2004 and 2003 as to the person who held the position of Chief Executive Officer during 2005 and the other four most highly compensated executive officers at the end of 2005, whose total salary and bonus for 2005 exceeded $100,000 (the “named executive officers”). None of the named executive officers received any loans or credits from the Company.

Summary Compensation Table

		Annual Compensation			Long Term Compensation

					Awards	Payouts
Name and Principal Positions	Year	Salary ($)	Bonus(1) ($)	Other Annual Compen- sation(2) ($)	Securities Underlying Options/ SARs (3)(4)(5) (#)	LTIP Payout (6)(7)(8) ($)	All Other Compen- sation(9) ($)

Christopher K. Seglem,	2005	510,837	396,620	–	82,100	–	81,025
Chief Executive Officer	2004	486,869	110,442	–	63,300	502,813	42,004
and President	2003	475,000	321,663	–	64,200	2,450,753	14,540

Robert W. Holzwarth,	2005	217,160	100,963	–	17,900	–	7,796
Senior Vice President,	2004	32,308	–	–	23,300	–	–
Power	2003	–	–	–	–	–	–

Roger D. Wiegley	2005	138,461	137,051	–	27,900	–	8,568
General Counsel and	2004	–	–	–	–	–	–
Secretary	2003	–	–	–	–	–	–

Todd A. Myers,	2005	192,852	111,471	–	16,200	–	16,214
Vice President, Sales	2004	177,706	19,092	–	12,300	103,849	11,342
and Marketing	2003	166,195	72,261	–	13,400	324,791	6,988

John V. O'Laughlin	2005	176,788	117,531	–	14,600	–	9,544
Vice President, Coal	2004	166,040	14,133	–	9,800	72,186	6,965
Operations	2003	150,945	51,300	–	7,300	–	8,361

(1)	The amounts shown in this column include an annual incentive earned through performance in the year shown and paid in the immediately following year and a special award paid in July 2005, to selected officers and key managers. For example, the amount shown for Mr. Seglem for 2005 includes a $346,620 bonus that was earned for performance in 2005 and paid in 2006 and a $50,000 special award paid in July 2005. Special awards of $25,000 were also paid to Messrs. Myers and O’Laughlin. The annual incentive earned by Mr. Wiegley was based on his $225,000 salary rate for the full year 2005 rather than on actual earnings for the year. Mr. Wiegley joined the Company in May 2005.

(2)	In accordance with SEC Rules, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate of such perquisites and other personal benefits did not exceed the lesser of $50,000 or ten percent of the total annual salary and bonus for the named executive officer for such year.

(3)	Incentive stock options were granted under the annual incentive program in 2003 and stock appreciation rights (SARs) were granted under the annual incentive program in 2004 and 2005.

(4)	Mr. Holzwarth received 10,000 options at the time of his employment with the Company in 2004.

(5)	Mr. Wiegley received 10,000 SARs at the time of his employment with the Company in 2005.

(6)	This column is titled “Payouts” in accordance with Item 402(b) of Regulation S-K and Item 8 of Schedule 14A under the Securities Exchange Act of 1934. The amounts listed in this column are the amounts earned in a given year, but the Company’s 2000 Performance Unit Plan permits the Compensation and Benefits Committee to defer those amounts and pay them over time. As described in notes (7) and (8), the Committee in fact deferred payment of a portion of those amounts.

(7)	In 2000, Messrs. Seglem and Myers were awarded 166,449 and 22,059 performance units, respectively, under the 2000 Performance Unit Plan. Each performance unit entitled the recipient to receive a payment in cash or stock, at the election of the Compensation and Benefits Committee, equal to an amount based on the increase in the Company’s Common Stock over a three year period. The base price of $2.9097 was the average price of the Company’s Common Stock for the 20 trading days ending June 30, 2000, and the ending price was $17.6335, the average price of the Company’s Common Stock for the 20 trading days ending June 30, 2003. In 2003, and as permitted by the 2000 Performance Unit Plan, the Compensation and Benefits Committee elected to pay approximately one-fifth of the 2000 awards and defer payment of the balance over a period of up to five years. Notwithstanding the caption for the column, the value of the 2000 awards actually paid to Messrs. Seglem and Myers in 2003 was $431,375 and $57,169, respectively, of which approximately two-thirds was paid in stock drawn from the shareholder-approved 2002 Long-Term Incentive Stock Plan (the “2002 Plan”), and approximately one-third was paid in cash. In 2004, the Compensation and Benefits Committee elected to pay approximately one-fourth of the remaining deferred amount of the 2000 awards and continued to defer the balance for a period of up to three years. Notwithstanding the caption for the column, the value of the 2000 awards actually paid to Messrs. Seglem and Myers in 2004 was $504,845 and $66,906, respectively, all of which was paid in cash. In 2005 the Committee elected to pay one-third of the remaining deferred amount and defer the balance for a period of up to two years. The value of the 2000 awards actually paid to Messrs. Seglem and Myers in 2005 was $504,845 and $66,906, respectively, all of which was paid in cash.

(8)	In 2001, Messrs. Seglem, Myers and O’Laughlin were awarded 5,447; 1,125; and 782 performance units, respectively, under the 2000 Performance Unit Plan. Each performance unit entitled the recipient to receive a payment in cash or stock, at the election of the Compensation and Benefits Committee, equal to an amount based upon the total stockholder return percentage on the Company’s Common Stock over a three year period from the date of the grant, May 31, 2001, compared to such return during such period on the common stock of a peer group comprised of AES Corp., Alliance Resource Partners L.P., Arch Coal, Inc., BHP Billiton Limited, Beard Company, Calpine Corp., CONSOL Energy, Inc., Headwaters, Inc., Massey Energy Company, Peabody Energy Corp., RWE AG, SGI International, and Yanzhou Coal Mining Company. Over the three-year period, Westmoreland’s stockholder return was better than 7 of the 13 companies comprising the peer group or 53.85%, resulting in an award of $92.31 per performance unit. In 2004, and as permitted by the 2000 Performance Unit Plan, the Compensation and Benefits Committee elected to pay approximately one-fifth of the 2001 awards and defer payment of the balance over a period of up to four years. Notwithstanding the caption for the column, the value of the 2001 awards actually paid to Messrs. Seglem, Myers and O’Laughlin in 2004 was $100,563, $20,770, and $14,437, respectively, all of which was paid in cash. In 2005 the Committee elected to pay one-fourth of the remaining deferred amount and defer the balance for a period of up to three years. The value of the 2001 awards actually paid to Messrs. Seglem, Myers and O’Laughlin in 2005 was $100,563; $20,770; and $14,437, respectively, all of which was paid in cash.

(9)	The category entitled “All Other Compensation” includes interest paid on amounts earned pursuant to awards under the 2000 Performance Unit Plan which were deferred at the Company’s election. Interest at the rate of Prime plus 1% is paid on all long-term compensation amounts deferred by the Compensation and Benefits Committee. In 2005, Messrs. Seglem, Myers and O’Laughlin were paid interest on deferred awards of $66,466, $9,323, and $997, respectively. In 2004, Messrs. Seglem and Myers were paid interest on deferred awards of $25,242 and $3,345, respectively. “All Other Compensation” also includes reimbursements and payments for relocation and related expenses, Company contributions to the 401(k) Plan, insurance premiums, and financial planning fees paid by the Company. The Company contributed $6,300 to the 401(k) Plan during 2005 on behalf of each of Messrs. Seglem, Holzwarth and Myers and $7,072 on behalf of Mr. O’Laughlin. In 2005, the Company paid life insurance premiums of $7,319; $1,496; $867; $591; and $245 for Messrs. Seglem, Holzwarth, Wiegley, Myers, and O’Laughlin, respectively. In 2005, the Company paid financial planning fees of $940 for Mr. Seglem. Mr. Wiegley received $6,421 for temporary living and transportation expenses and $1,280 for tax preparation. Mr. O’Laughlin received $718 for merit pay, and $513 in non-cash safety awards and Company car usage.

        The following table presents information regarding common stock appreciation rights (“SARs”) awarded to the named executive officers in 2005. No stock options were awarded in 2005. The Company utilizes SARs, and currently intends to settle those SARs in stock, because stock-settled SARs generally require fewer shares than do options to deliver similar value to an executive. The SAR awards reflected in the table consist of 2005 grants made to the listed executives under the 2002 Long-Term Incentive Stock Plan (“2002 Plan”).

Option/SAR Grants in Last Fiscal Year(1)

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of total Options/SARs granted to employees in fiscal year	Exercise or base price per share ($/sh)	Expiration date	5% ($)	10% ($)

Christopher K. Seglem	82,100	32.6%	$20.975	6/30/15	1,082,998	2,744,431

Robert W. Holzwarth	17,900	7.1%	$20.975	6/30/15	236,122	598,359

Roger D. Wiegley	17,900	7.1%	$20.975	6/30/15	236,122	598,359
	10,000	4.0%	$18.035	5/15/15	113,422	287,424

Todd A. Myers	16,200	6.4%	$20.975	6/30/15	213,697	541,532

John V. O'Laughlin	14,600	5.8%	$20.975	6/30/15	192,592	488,047

(1)    All amounts represent SAR grants.

        The following table presents information regarding exercises of stock options and SARs by the named executive officers in 2005 and the number of unexercised options to purchase Common Stock and SARs held by them at December 31, 2005:

Aggregated Option/SAR Exercises in the last Fiscal Year and FY-End Option/SAR Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at December 31, 2005 (#)		Value of Unexercised In-the-Money Options/SARs at December 31, 2005 ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher K. Seglem	70,000	1,328,250	274,272(1)	21,400	4,338,081	106,144
Robert W. Holzwarth	–	–	6,890(2)	6,667	81,606	267
Roger D. Wiegley	–	–	27,900(3)	–	83,107	–
Todd A. Myers	–	–	28,842(4)	4,468	334,191	22,161
John V. O'Laughlin	–	–	34,606(5)	2,434	362,179	12,073

(1)	Includes 16,672 shares that would have been issued had Mr. Seglem’s 145,400 SARs settled on the basis of the closing price of the Company’s Common Stock on December 30, 2005
(2)	Includes 3,557 shares that would have been issued had Mr. Holzwarth’s 31,200 SARs settled on the basis of the closing price of the Company’s Common Stock as of December 30, 2005
(3)	Includes 3,629 shares that would have been issued had Mr. Wiegley’s 27,900 SARs settled on the basis of the closing price of the Company’s Common Stock on December 30, 2005
(4)	Includes 3,260 shares that would have been issued had Mr. Myers’ 28,500 SARs settled on the basis of the closing price of the Company’s Common Stock as of December 30, 2005
(5)	Includes 2,740 shares that would have been issued had Mr. O’Laughlin’s 24,400 SARs settled on the basis of the closing price of the Company’s Common Stock as of December 30, 2005

        In 2000, the Board of Directors of the Company adopted a Performance Unit Plan as part of the Company’s long-term incentive program because an insufficient number of stock options were available to provide a competitive long-term incentive to key executives. The Plan is designed to link recipients’ long-term economic interest with those of the stockholders. Performance units awarded in 2000 and 2001 are described in the Summary Compensation Table and accompanying footnotes on pages 21-23. In 2005, performance units granted in 2002 vested with no payout value. No performance units were granted in 2003 and performance units granted in 2004 are not yet vested and no payout has occurred. The following table presents information regarding long-term incentive awards of performance units awarded in 2005:

Long-Term Incentive Plans-Awards in last Fiscal Year

			Estimated future payouts under non-stock price-based plans
Name	Number of shares, units or other rights (#)	Performance or other period until maturation or payout	Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)

Christopher K. Seglem	6,808	3 years	$0	$680,800	$1,361,600
Robert W. Holzwarth	1,484	3 years	$0	$148,400	$296,800
Roger D. Wiegley	1,485	3 years	$0	$148,500	$297,000
Todd A. Myers	1,343	3 years	$0	$134,300	$268,600
John V. O' Laughlin	1,214	3 years	$0	$121,400	$242,800

        In 2005, the Compensation and Benefits Committee made long-term incentive awards to the Company’s executive officers. The type and level of awards was determined in consultation with an independent human resources consulting firm. The awards consisted of stock appreciation rights and units of value measurement which are known as “Performance Units.” The SARs were granted under the Company’s 2002 Long-Term Incentive Stock Plan and the Performance Units were granted under the Company’s 2000 Performance Unit Plan. The SARs represent 60% of the long-term incentives awarded to each executive officer. The other 40% consists of the Performance Units.

        The value of each Performance Unit is a function of three separate components, each expressed as a percentage, measured over a three-year period from the date of grant, July 1, 2005. One component is the change in the market price of the Company’s stock relative to the market price on July 1, 2005. The second component is a comparison of the total stockholder return of the Company’s common stock, expressed as a percentage, to: (i) the total stockholder return of the Russell 2000 Index, expressed as a percentage; and (ii) the total stockholder return of the S&P Utilities Index, expressed as a percentage. The third component in the calculation of Performance Units is the return on the Company’s shareholders’ equity.

        To determine the value of the Performance Units, the Company will calculate a “weighted average” of these components. The change in the Company’s stock price, if positive, will count for 50% and the other two components will count for 25% each. The maximum value for each Performance Unit is $200. Values between $0 and $200 are extrapolated.

        Performance Units vest in one-third annual increments beginning on the first anniversary of the date of the grant. The 2000 Performance Unit Plan provides that, if a recipient of Performance Units voluntarily terminates his employment, or if his employment is terminated involuntarily for cause, then the recipient forfeits all Performance Units, whether vested or not, for which the three-year performance period has not ended. The Compensation and Benefits Committee may elect to pay the Performance Units in cash or stock and to defer full payment of amounts earned over time.

Deferred Compensation Plan

        On March 7, 2003, the Board adopted a deferred compensation plan which permits recipients of performance unit awards under the 2000 Plan and subsequent long-term incentive plan awards to defer receipt of all or some percentage of any cash payments they receive. This deferral is in addition to any amount deferred by the Compensation and Benefits Committee. The deferred compensation plan is intended to be an unfunded “top hat” arrangement under Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as well as for income tax purposes. A top hat plan is a method of deferring compensation and the tax on such compensation, to a fixed and determinable future date, and is generally used for certain nonqualified deferred compensation plans that are exempt from most of the substantive requirements of ERISA. The ERISA exemption applies to a plan that is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Pension Plan

        The Company sponsors a Pension Plan (the “Plan”) for eligible employees of the Company and its subsidiaries to which employees make no contributions. The Plan is a merger of the Westmoreland Pension Plan, the Beulah and Savage Mines Salaried Pension Plan and the Northwestern Resources (now Texas Westmoreland) and Western Energy Pension Plan. The Plan maintains the separate formulas for benefit calculations which are associated with each of these original plans. All employees whose terms and conditions of employment are not subject to collective bargaining and who work 1,000 or more hours per year are eligible for participation in the Plan. Eligible employees become fully vested after five years of service, or, in any event, upon attaining age 65.

        The following table shows estimated annual retirement benefits, which are representative of an employee currently age 65 whose salary remained unchanged during his or her last five years of employment and whose benefit will be paid for the life of the employee:

	PENSION PLAN TABLE (1)(2)(3)

Remuneration	15	20	25	30	35

125,000	31,875	42,500	53,125	63,750	63,750
150,000	38,250	51,000	63,750	76,500	76,500
175,000	44,625	59,500	74,375	89,250	89,250
200,000	51,000	68,000	85,000	102,000	102,000
225,000	57,375	76,500	95,625	114,750	114,750
250,000	63,750	85,000	106,250	127,500	127,500
300,000	76,500	102,000	127,500	153,000	153,000
350,000	89,250	119,000	148,750	178,500	178,500
400,000	102,000	136,000	170,000	204,000	204,000
450,000	114,750	153,000	191,250	229,500	229,500
500,000	127,500	170,000	212,500	255,000	255,000
550,000	140,250	187,000	233,750	280,500	280,500
600,000	153,000	204,000	255,000	306,000	306,000
650,000	165,750	221,000	276,250	331,500	331,500
700,000	178,500	238,000	297,500	357,000	357,000
750,000	191,250	255,000	318,750	382,500	382,500
800,000	204,000	272,000	340,000	408,000	408,000
(1)	Benefits shown above are straight life annuities.
(2)	The amounts shown in the table do not incorporate the pension plan’s integration with social security.
(3)	The Company maintains a SERP for certain named executives whose salary exceeds the statutory limits for qualified plan benefits. See “Supplemental Executive Retirement Plan” below.

        The current compensation covered by the Plan for any executive officer in the Summary Compensation Table, page 21, is that amount reported in the Salary column, subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”). In 2005 that limit was $210,000. As of December 31, 2005, the named executive officers had the following estimated credited years of service under the Plan: Mr. Seglem, 25 years, 4 months; Mr. Holzwarth, 1 year, 1 month; Mr. Wiegley, 1 year, 0 months; Mr. Myers, 5 years, 11 months; and Mr. O’Laughlin, 5 years, 8 months. Except for Mr. O’Laughlin, the basis upon which benefits are computed is a straight-life annuity; payments are available in other forms on an actuarially adjusted basis equivalent to a straight-life annuity. Benefit amounts set forth in the table above are not subject to any deduction for Social Security benefits or other offset amounts, except as noted below for the amount of the accrued benefit under the Company’s previous pension plan (the “Previous Plan”).

        The Plan was adopted effective December 1, 1997 as a qualified replacement plan for a previous plan (the “Previous Plan”), which was terminated effective November 30, 1996 (the “Previous Plan Termination Date”). In general, the Plan provides for payment of annual retirement benefits to eligible employees equal to 1.2% of any employee’s average annual salaried compensation (over the sixty most highly compensated consecutive months of employment) plus 0.5% of such average annual compensation in excess of the employee’s pay used to determine Social Security retirement benefits for each year of service to a maximum of 30 years, less the benefit, if any, provided to the participants under the Previous Plan. The Plan also provides for disability benefits and for reduced benefits upon retirement prior to the normal retirement age of 65. For the purpose of benefit calculation under the Plan, credited service under the Previous Plan is included with credited service under the Plan and a benefit amount is calculated using the above formula. The amount of the accrued benefit under the Previous Plan, calculated as of the Previous Plan Termination Date, is then subtracted to arrive at the benefit amount payable under the Plan.

        No amounts are included in the Salary column of the Summary Compensation Table above in respect of Plan contributions by the Company and its subsidiaries because the Plan is a qualified defined benefit plan. The Company made $1,613,000 in contributions to this Plan in 2005 to remain in compliance with the funding requirements imposed under ERISA.

        The amounts shown in the table above would be reduced by the amount of accrued benefit under the Previous Plan. The amount of reduction from the annual benefit for Mr. Seglem is $50,016. Since Messrs. Holzwarth, Wiegley, Myers and O’Laughlin were not employees of the Company at the time the Previous Plan was terminated they have no accrued benefit under the Previous Plan but participate in the Company’s current pension plan.

        Eight years and one month of service has been credited through December 31, 2005 under the Plan subsequent to the Previous Plan Termination Date for Mr. Seglem. Years of credited service under the Previous Plan as of the Previous Plan Termination Date for Mr. Seglem and the amount received by him from the Previous Plan in December 1997 in connection with the plan termination were: 16 years, three months, $174,424.

        Mr. O’Laughlin’s pension benefits are calculated differently than the method described above as he is a participant in the portion of the Plan which is a cash balance plan associated with Western Energy Company.   Each year the cash balance account may be credited with three types of credits: Basic Credit, Additional Credit and Interest Credit, based on Total Points and Eligible Earnings for the year.  Total points are determined by adding attained age and completed years of service at the beginning of the year; eligible earnings include base pay, commissions and the straight time portion of any overtime for the year, subject to IRS limitations. If Mr. O’Laughlin’s earnings were to remain constant and he were to retire at normal retirement age, Mr. O’Laughlin would receive an estimated annual benefit of $46,135.

Supplemental Executive Retirement Plan

        The Code limits the amount of compensation that may be taken into account for the purpose of determining the retirement benefit payable under retirement plans (such as the Plan) that are qualified under ERISA. The limitation for 2005 is $210,000. So that the Company may provide retirement income to certain of its senior executives and other key individuals that is commensurate as a percentage of pre-retirement income with that paid to other Company employees, the Company established a nonqualified Supplemental Executive Retirement Plan (the “SERP”), effective January 1, 1992, which among currently active employees covers only Mr. Seglem. The annual benefit presented in the table above includes the portion of retirement benefits payable through the SERP.

        To become vested in the SERP, a participant must attain age 55 and generally complete 10 years of service. Bonus amounts are included in a participant’s compensation under the SERP, although excluded under the Plan. Benefits are payable out of the Company’s general assets, and shall commence and be payable at the same time and in the same form as benefits under the Plan.

Severance Arrangements

        The Company and its subsidiaries have severance policies. The Westmoreland Coal Company severance policies consist of an Executive Severance Policy (the “Executive Policy”) which covers Mr. Seglem, and a Severance Policy (the “Severance Policy”) which covers all other executive officers.

        The Executive Policy provides that Mr. Seglem is entitled to a severance benefit in the event of certain terminations of his employment with the Company or its subsidiaries. The policy was adopted in 1993 as the Company entered a restructuring phase, and its original coverage included other senior executives who have since retired or left the Company. For purposes of the Executive Policy, a termination is deemed to have occurred and severance will be granted at any and all times for the following reasons: (i) discharge for unacceptable job performance (other than that resulting from gross or willful misconduct, which is defined as an act or acts constituting larceny, fraud, gross negligence, crime or crimes, moral turpitude in the course of employment, or willful and material misrepresentation to the Company’s directors or officers); (ii) discharge due to recognition of a mistake in the recruiting process, as determined by management; (iii) a significant reduction, or increase without adequate compensation, in the nature or scope of such executive’s authority or duties; (iv) a relocation of such executive from Colorado Springs, Colorado, to any location, or a reduction in such executive’s base compensation, a material reduction of the value of the aggregate of employee benefits as described in the Policy, or cessation of eligibility for incentive bonus payments; or (v) in the event of a change in control of the Company, as defined in the Policy. The severance benefit under this policy is an amount equal to twice the executive officer’s annual average cash compensation, defined as the greater of the annualized base salary at the time of severance plus the amount of bonus awarded (including amount deferred) in that year or the annual average of the executive officer’s most recent five calendar years of base salary and bonus awarded (including amounts deferred), including the year of termination. The severance benefit will be paid in approximately equal monthly installments over a period of 24 months following the date of termination, unless the executive officer elects to receive the present value of his total severance discounted at the two-year treasury bill rate, including the present value of executive benefits (such as life and health insurance, stock options, and financial planning and outplacement services) in a lump sum cash distribution at the time of termination.

        A change in control of the Company is defined in the Executive Policy as: (i) a transaction, acquisition, merger, other event or series of events (“events”) which results in any individual, person, entity or group acting in concert (“person”) having beneficial ownership of 20% or more of the Company’s Common Stock or voting preferred stock or any combination thereof, that will give that person ownership or control of 20% or more of the combined voting power of all stock generally entitled to vote for the election of directors; or where such person prior to a transaction, acquisition, merger, other event or series of events holds a 20% or more voting power, as defined therein, an event which increases that person’s interest by 5% or more; unless a majority of those members of the Board of Directors who were in office prior to the occurrence of the event determines at the next regularly scheduled Board meeting that the event was not hostile or adverse; or (ii) a change in the membership of the Board of Directors when, in less than two years, the directors prior to the change cease to constitute a majority, unless the new directors were designated as nominees or were elected to fill a vacancy on the Board by two-thirds of the incumbent directors at the time; or (iii) a consolidation or merger as a result of which the Company is not the surviving or continuing corporation or where the Company’s stock is converted into cash, securities or other property; or any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or an adoption of any plan or proposal for the liquidation or dissolution of the Company.

        The Severance Policy that currently covers Messrs. Holzwarth, Wiegley, Myers and O’Laughlin provides that all full-time non-union employees of the Company who are not covered under the Executive Policy may be entitled to a severance benefit in the event their employment with the Company is terminated for at least one of the following reasons: (i) involuntary termination that is not for cause; (ii) a reduction in work force; and (iii) liquidation of the Company. An employee is not eligible to receive severance benefits under the Severance Policy if the termination was voluntary or for cause. The severance benefit under this policy is an amount equal to four weeks of base salary for each year of continuous and completed service with a minimum of eight weeks and a maximum of 52 weeks, plus the continuation of medical, vision, and dental benefits for the balance of the month in which discharge occurred, plus three months.

Compensation of Directors

        The Company compensates the members of its Board of Directors who are not employees of the Company (“non-employee directors”) by paying them an annual retainer and a fee for each meeting of the Board or committee that they attend and by granting them restricted shares of Common Stock. These payments and restricted stock grants are the sole compensation the non-employee directors receive from the Company, and the Company does not grant them loans or credits. In 2005, each non-employee director received an annual retainer of $30,000, $18,000 of which was paid in cash and the remaining $12,000 of which directors could elect to receive in cash or in Common Stock. Beginning in 2006, the directors no longer have the option to receive the $12,000 portion in stock. Each non-employee director also received $1,000 per meeting attended of the Board and of each committee of which he was a member, and the Chairman of the Audit Committee received an additional $750 per meeting, the Chairman of the Compensation and Benefits Committee an additional $650 per meeting and all other Committee Chairmen $500 per meeting attended and chaired. In December 2005 the Board of Directors approved the restated and amended 2000 Director Plan to allow the use of stock appreciation rights as a form of award. Each non-employee director is entitled to receive, as an initial grant upon his first joining the Board, restricted stock, options to purchase a number of shares of Common Stock, or SARs equal to $60,000 in value; each non-employee director is entitled to receive thereafter upon his re-election to the Board, a grant of restricted stock, options or SARs equal in value to $30,000. In 2005, each of the non-employee directors received a grant of restricted stock equal to $30,000 pursuant to the 2000 Directors Plan, as amended. The Company altered its policy on the payment of directors’ fees to employee-directors in 2000, and Mr. Seglem has not received directors’ fees in respect of meetings of the Board of Directors or committees thereof that have taken place after March 2000.

Compensation Committee Interlocks and Insider Participation

        Messrs. Killen (Chairman), Armstrong, Stern and Tortorice served on the Compensation and Benefits Committee during 2005.

        No member of this Committee was an officer or employee of the Company in 2005 or any prior year. No executive officer of the Company served either as a member of the compensation committee or as a director of a company, one of whose executive officers served on the Company’s Compensation and Benefits Committee, or as a member of the compensation committee of a company, one of whose executive officers served as a director of the Company.

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation and Benefits Committee is responsible for setting the salaries and incentive compensation of the Company’s executive officers. The Committee’s objective is to oversee and administer compensation programs which attract, retain, reward and motivate highly qualified executive officers to perform their duties in a competent and efficient manner, increase the Company’s long-term profitability and build stockholder value. The Committee is composed of four independent, non-employee directors, Messrs. Killen (Chairman), Armstrong, Stern and Tortorice.

        Westmoreland’s compensation policy is based on the principle that financial rewards to executives should reflect the Company’s performance. By doing this, the Company aligns the interest of its executives with that of its stockholders by promoting a suitable return on investment through earnings and prudent management of the Company’s businesses. Primarily as a result of the financial challenges faced in restructuring the Company over the past decade, the Company’s compensation levels fell below those of comparable positions and companies as set forth in studies provided by independent human resources consulting firms. It is the Committee and Company’s intention to bring these to at least comparable levels over time.

        The Committee met on February 24, May 19, June 13 and September 16, 2005 to review compensation. The Committee also met on January 10, February 24 and March 27, 2006 for purposes of reviewing and approving 2005 annual incentive compensation awards. To assist it, the Committee retained a nationally recognized independent human resources consulting firm, which had previously conducted a review of the Company’s compensation levels and practices for key executives and directors and had assisted it in developing an appropriate compensation strategy based on Westmoreland’s strategic position, restructuring and development plan, and the compensation paid to executives of companies comparable to Westmoreland.

        Westmoreland’s executive compensation strategy has three separate elements: base salary, annual incentive compensation and long-term incentive compensation and is applied to the Company’s key management group which includes key employees not named in this report. In addition, with approval from the Compensation and Benefits Committee, a special President’s Award may be given to selected executive officers, key management and administrative staff. The Committee chose in 2005 to move the target for base compensation up from the competitive market median to the 60th percentile in recognition that the Company had been in a consolidation phase and did not have the ability to raise the long-tem incentive to competitive levels. The Company continues to utilize annual incentive and long-term incentive compensation to the extent possible in order to align compensation with and motivate successful implementation of the Company’s strategic plan for growth and recovery. The following is a summary of each element.

Base Salary

        The Committee determines a salary range for each of the Company’s executive officers. The range and salary is based on: (1) the officer’s level and scope of responsibilities; (2) the median salaries of executives at similar levels or discharging similar responsibilities for companies in a “peer group”, developed by the independent human resources consulting firm; and (3) the officer’s skill, effort, experience and performance. In considering the second of these factors, the Committee reviews a group of publicly traded companies developed by the independent human resources consulting firm that includes mining and energy companies that are similar in size to Westmoreland. As supplemental information the Committee also looks at salaries in the coal industry despite company size. It also takes into account the Company’s presence in what is called the renewal stage of a mature business.

        The Committee’s practice has been, with the consultant’s help, to establish a market range and median of the peer group companies for base salaries for particular executive officers. The data utilized in this determination is compiled from publicly available information for the comparison group of companies and from various salary surveys that are made available to the public by trade and industry associations, accounting firms, compensation consultants and professional groups.

        In 2005, the Committee’s consideration of base salary increases for Messrs. Holzwarth, Myers and O’Laughlin was based on the information described above regarding comparable positions and companies and Mr. Seglem’s performance evaluations and recommendations. The Committee’s consideration of a base salary increase for Mr. Seglem, as the Chief Executive Officer, was also based on the independent human resources consulting firm’s study and an evaluation of performance conducted by the Committee and the Board of Directors. The Committee’s consideration of Mr. Seglem’s salary is done without Mr. Seglem’s input and without Mr. Seglem being present.

Annual Incentive Compensation

        Yearly the Committee establishes a set of weighted performance objectives in connection with the annual incentive bonus program for each of the Company’s executive officers and key managers. The performance-based strategic criteria established by the Committee for 2005 related to safety at the operations (35% weight) and the Company’s financial performance relative to the budget approved by the Board (30% weight). Scoring for some participants is based on performance for their specific operations in order to provide a more direct link. Scoring for Mr. O’Laughlin is based on the performance of Westmoreland Mining, LLC. The Plan also included a discretionary component (35% weight) for recognition of relative contributions to the accomplishment of strategic objectives, outstanding performance, special efforts, and similar factors. Target bonus levels are based on the independent human resources consulting firm’s market comparison studies and range in tiers from 15% to 60% of base salary according to the responsibility level of the key manager or executive with payouts of up to twice the target bonus level for exceptional above target performance. Targeted bonus correlates to targeted performance. An annual incentive performance award is equal to (i) the individual’s performance in the measured areas (expressed as a weighted percentage) multiplied by (ii) the tier level (which is a percentage of the individual’s base salary), multiplied by (iii) the individual’s base salary.

        During the 2005 performance period, the Company’s mining operations and its subsidiary, Westmoreland Energy, LLC, sustained no lost-time accidents (“LTAs”). This earned a safety component award equal to the maximum amount, or two times the target level. The Company’s subsidiary, Westmoreland Technical Services, Inc., sustained only one LTA and eligible employees at that subsidiary earned an award slightly above the target level. The total amount awarded for the safety performance component in 2005 was $1,003,000. The financial performance award is calculated based upon consolidated financial performance and performance at specific operations compared to budget. The total amount awarded for the financial performance component in 2005 was $153,000 or approximately one-third of the target amount. The discretionary component award is determined based on an individual’s relative effort and contributions to the Company’s progress in 2005. The total amount awarded for the discretionary component in 2005 was $510,000. The total award for the 2005 Annual Incentive Compensation was $1,666,000, or approximately 110% of the overall target level. Messrs. Seglem, Holzwarth, Wiegley, Myers and O’Laughlin were awarded performance-based bonuses of $346,620; $100,963; $137,051; $86,471; and $92,531; respectively, for 2005. The performance-based bonus earned by Mr. Wiegley was based on his salary rate for the full year 2005 rather than on actual earnings for the year. Mr. Wiegley joined the Company in May 2005. These bonus amounts are expected to be paid in 2006.

President’s Award

        In addition, the Compensation and Benefits Committee approved a “President’s Award” recognizing outstanding individual leadership, effort and contribution to the strategic success of the Company. In July 2005 Messrs. Myers and O’Laughlin were awarded $25,000 each. In July 2005 the Compensation and Benefits Committee also awarded Mr. Seglem a special bonus of $50,000.

Long-Term Incentive Compensation

        On an annual basis the Committee determines a targeted long-term incentive award for each of the Company’s executive officers. The Committee believes that long-term incentive compensation is the most direct way of tying executive compensation to increases in value for the stockholder. The Company’s long-term incentive compensation plan is comprised of the award of stock options, stock appreciation rights, and grants under long-term incentive stock plans and/or cash or stock under a performance unit plan. A Performance Unit Plan was also adopted in 2000, because the Company does not have adequate shares available for use as stock grants or options under approved long-term incentive stock plans to compensate employees at levels competitive with the market or its peer group. Performance units may be settled in stock or cash.

        In 2005, again with the independent human resources consulting firm’s advice and assistance, the Committee evaluated the appropriate level of long-term incentives that should be provided to each of the executive officers of Westmoreland and each officer’s relative potential for contributions to corporate performance. During the year ended December 31, 2005 the Committee granted the following stock appreciation rights under the 2002 Long-Term Incentive Stock Plan, to the named executive officers in the following amounts: Mr. Seglem – 82,100 rights; Mr. Holzwarth – 17,900 rights; Mr. Wiegley – 17,900 rights; Mr. Myers – 16,200 rights and Mr. O’Laughlin – 14,600 rights. The base price of the SARs is based on the average of the high and low stock price on the date of the award, $20.975, and the SARs may be exercised over a ten year period. The granted stock appreciation rights will be settled with Company stock available under the 2002 Long-Term Incentive Stock Plan. The SARs represent 60% of the long-term incentives awarded to each executive officer and the other 40% consists of performance units which are detailed in the table entitled “Long-Term Incentive Plans – Awards in the last Fiscal Year” on page 26. The independent human resources consulting firm has advised the Company that these levels of long-term incentive compensation remain materially below those at comparable companies.

        On December 30, 2005 the Company accelerated the vesting of all unvested SARs previously awarded to employees and officers of the Company pursuant to the Company’s 2002 Long-Term Incentive Stock Plan, including those granted during 2005. The decision to accelerate the vesting of these SARs was made primarily to reduce the compensation expense that would have been recorded in future periods following the Company’s application of Financial Accounting Standards Board Statement No. 123, “Share Based Payment (revised 2004)” (“FAS 123 (R)”).

Compensation of Chief Executive Officer

        Mr. Seglem’s base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee, without any input from Mr. Seglem, in a similar manner as is used by the Committee for executive officers generally. Mr. Seglem’s total compensation package is designed to be aligned with the financial interests of the stockholders, to reflect the performance of the Company and to be competitive with the market place. A substantial portion of Mr. Seglem’s cash compensation for the year is incentive-based and is therefore at risk to the extent that Westmoreland fails to meet or exceed performance goals determined by the Committee. In 2005, the Committee increased Mr. Seglem’s base salary from $498,750 to $523,688 as of July 1, 2005, on the basis of his individual performance in 2005 and the market median for his position. In addition, in 2005 Mr. Seglem received an annual incentive award of $346,620, which award was 113% of the targeted level, and a special award of $50,000.

Deductibility of Certain Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation will be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Charter

        On April 8, 2002, the Committee approved and adopted a written charter to govern its activities. The charter was updated and amended on April 1, 2004. The Committee’s Charter, as amended, can be found on the Company’s web site at www.westmoreland.com.

Robert E. Killen, Chairman
Michael Armstrong
William M. Stern
Donald A. Tortorice

Performance Graph

        The following Performance Graph compares the cumulative total stockholder return on the Company’s Common Stock for the five-year period December 31, 2000 through December 31, 2005 with the cumulative total return over the same period of the AMEX Market Index, and a peer group index which consists of Arch Coal Inc., CONSOL Energy Inc., Massey Energy Co., Peabody Energy Corp. and Alliance Resources Partners. These comparisons assume an initial investment of $100 and reinvestment of dividends.

	2000	2001	2002	2003	2004	2005
WESTMORELAND COAL CO	100	149.04	128.77	191.78	333.81	250.96
AMEX MARKET INDEX	100	95.39	91.58	124.66	142.75	157.43
PEER GROUP INDEX	100	124.05	94.4	152.39	255.19	403.02

Information Provided by Hemscott

CERTAIN TRANSACTIONS

        Mr. Mark Seglem, the brother of Christopher Seglem, the Company’s Chairman of the Board, President, and Chief Executive Officer, is the Vice President and General Manager of Texas Westmoreland Coal Co., an indirect subsidiary of the Company. In 2005, Mr. Mark Seglem was paid $283,597 in total compensation and granted 5,100 stock appreciation rights. Mr. Mark Seglem’s total compensation includes an annual incentive bonus as described in “Annual Incentive Compensation” on pages 35-36. Scoring for Mr. Mark Seglem’s annual inventive bonus is based on the performance of Texas Westmoreland Coal Co. The stock appreciation rights were valued based on the average of the high and low stock price on the date of the award, $20.975, and may be exercised over a ten year period. On December 30, 2005 the Company accelerated the vesting of all unvested SARs including those grated in 2005. The granted stock appreciation rights will be settled with Company stock available under the 2002 Long-Term Incentive Stock Plan. The stock appreciation rights are exercisable over a ten year period. Mr. Mark Seglem was also awarded 423 performance units. The performance units vest in one-third annual increments and are valued according to the terms of the 2005 grants of Performance Units under the 2000 Performance Unit Plan as described on page 26.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3 and 4 with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the knowledge of management, based solely on its review of such reports furnished to the Company, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with during the year ended December 31, 2005.

AUDITORS

        KPMG LLP, independent public accountants, served as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005 and have been selected to serve as the Company’s registered public accounting firm for 2006. The Company expects that a representative of that firm will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from the stockholders.

Auditor’s Fees

        The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm, for each of the last two fiscal years for audit services. For 2005, audit fees include an estimate of amounts not yet billed.

Fee Category	2004	2005
Audit Fees (1)	$855,059	$1,040,000
Audit-Related Fees (2)	$16,249	$19,250
Tax Fees (3)	$8,200	$19,435
All Other Fees	$–	$–

Total Fees	$879,458	$1,078,685

(1)     Audit fees consist of fees for the audit of our financial statements, the audit of our internal controls over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)     Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”. These services relate to employee benefit audits and consultations concerning financial accounting and reporting standards.

(3)     Tax fees consist of fees for tax compliance and tax advice services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for none of the total tax fees paid for 2004 and 2005. Tax advice services relate to assistance with tax audits and appeals and employee benefit plans.

Pre-Approval Policy and Procedures

        The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s registered public accounting firm. This policy generally provides that the Company will not engage its registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

        From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

        The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

        All fees of KPMG LLP in 2005 were pre-approved by the Audit Committee.

STOCKHOLDER PROPOSALS

        In order to be considered for inclusion in the Company’s proxy materials for the 2007 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary no later than December 19, 2006. A stockholder proposal intended to be brought before the 2007 Annual Meeting without inclusion in the Company’s proxy materials must be received by the Corporate Secretary no earlier than January 18, 2007 and no later than February 17, 2007, which is not less than 90 nor more than 120 days prior to the anniversary date of the preceding year’s Annual Meeting of Stockholders (or special meeting in lieu of an annual meeting). All proposals should be addressed to Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903, Attention: Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

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Upon the written request of any person who on the record date was a record owner of Company stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send such person, without charge, a copy of its Annual Report on Form 10-K for 2005, as filed with the Securities and Exchange Commission. Requests for this Report should be directed to the Vice President-Corporate Relations, Diane S. Jones, at Westmoreland Coal Company, 14th Floor, 2 North Cascade Avenue, Colorado Springs, Colorado 80903. The Company has adopted a Code of Conduct Policy which is applicable to all employees, including all senior officers and financial personnel. A copy of the Company’s Code of Conduct Policy can be found on the Company’s web site at www.westmoreland.com. The Company will provide any person, without charge, upon request, a copy of its Code of Conduct. Requests for the Code of Conduct should be in writing and should be directed to the attention of the General Counsel of the Company at the preceding address.

OTHER BUSINESS

        The Board of Directors has no present intention of bringing any other business before the meeting and has not been informed of any other matters that are to be presented to the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By order of the Board of Directors

/s/ Roger D. Wiegley

Roger D. Wiegley
General Counsel and Secretary